                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for the Use of the Commission Only (as permitted by rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               IOMEGA CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:
   5) Total Fee paid:
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- - --------------------------------------------------------------------------------

                               IOMEGA CORPORATION
                              1821 WEST IOMEGA WAY
                                ROY, UTAH 84067

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                           ON TUESDAY, APRIL 25, 1995

     The Annual Meeting of Stockholders of Iomega Corporation (the "Company") will be held at the principal office of the Company, 1821 West Iomega Way, Building 1, Roy, Utah 84067 on Tuesday, April 25, 1995 at 1:00 p.m. local time, to consider and act upon the following matters:

          1.  To elect nine directors for a one-year term.

          2.  To approve the Company's 1995 Director Stock Option Plan.

          3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 28, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                            By Order of the Board of Directors,

                                            DONALD R. STERLING, Secretary

Roy, Utah
March 7, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               IOMEGA CORPORATION
                              1821 WEST IOMEGA WAY
                                ROY, UTAH 84067

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               ON APRIL 25, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iomega Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on April 25, 1995 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     At the close of business on February 28, 1995, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 18,755,119 shares of Common Stock of the Company (constituting all of the outstanding voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

     The Company's Annual Report for 1994 was mailed to stockholders, along with these proxy materials, on or about March 7, 1995.

     All share and per share price information set forth herein reflects the 5-for-4 stock split effected by the Company in the form of a 25% common stock dividend paid on November 23, 1994 to stockholders of record at the close of business on November 9, 1994.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of each other matter set forth in the accompanying Notice of Meeting. Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matters being presented for stockholder action at the Annual Meeting.

     In addition to the vote required to approve the Company's 1995 Director Stock Option Plan, in order for the plan to qualify under Rule 16b-3, which provides an exemption from Section 16 of the Securities Exchange Act of 1934, as amended, for certain employee benefit plans, the plan must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. For these purposes, an abstention will be treated the same as a vote against the proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of January 15, 1995, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as of January 15, 1995 as a group:

                                                                                        PERCENTAGE OF
                                                           NUMBER OF SHARES             COMMON STOCK
                   BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)         OUTSTANDING(2)
- - -------------------------------------------------------  ---------------------         ---------------
Idanta Partners Ltd.(3)................................        2,963,226                    15.80%
     4660 La Jolla Village Drive
     Suite 775
     San Diego, CA 92122
Subsidiaries of Brinson Holdings, Inc.(4)..............        1,132,624                     6.04%
     209 South LaSalle
     Chicago, Illinois 60604
Dimensional Fund Advisors Inc.(5)......................        1,108,525                     5.91%
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA 90401
Willem H.J. Andersen...................................                0                       --
Robert P. Berkowitz(6).................................           31,250                        *
Anthony L. Craig(7)....................................           31,250                        *
David J. Dunn(8).......................................        3,080,763                    16.40%
Kim B. Edwards(9)......................................          143,750                        *
Michael J. Kucha(10)...................................          264,181                     1.40%
John R. Myers..........................................                0                       --
John E. Nolan, Jr.(11).................................            6,250                        *
The Honorable John E. Sheehan(12)......................           50,000                        *
Leon J. Staciokas(13)..................................          207,296                     1.09%
Anton J. Radman, Jr.(14)...............................          266,567                     1.41%
Srini Nageshwar(15)....................................          113,483                        *
John G. Thompson(16)...................................           90,135                        *
Farouk Al-Nasser(17)...................................              991                        *
Phillip P. Krumb(18)...................................          205,325                     1.09%
All directors and executive officers
  as a group (14 persons)(19)..........................        4,304,621                    21.92%

- - ---------------
  *  Less than 1%

 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options held by such person which are currently exercisable or exercisable within 60 days after January 15, 1995 (and any references in these footnotes to shares subject to stock options refers only to stock options to the extent so exercisable), and any shares issuable to such person under the Company's 1991 Stock Purchase Plan within 60 days after January 15, 1995.

 (2) Number of shares deemed outstanding includes 18,755,374 shares outstanding as of January 15, 1995 plus any shares subject to options held by the person in question and any shares issuable to the person in question under the 1991 Stock Purchase Plan.

 (3) David J. Dunn, a director of the Company, and Dev Purkayastha are the general partners of Idanta Partners Ltd. and share voting and dispositive power with respect to such shares.

 (4) Brinson Holdings, Inc. ("BHI") together with its direct subsidiary Brinson Partners, Inc. ("BPI"), a registered investment advisor, and its indirect subsidiary Brinson Trust Company ("BTC"), a bank, have filed a Schedule 13G reporting the beneficial ownership of Common Stock as of December 31, 1994 and the foregoing information is derived from such Schedule 13G. BPI is the beneficial owner of 497,987 shares of Common Stock. BTC is the beneficial owner of 634,637 shares of Common Stock.

 (5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has filed a Schedule 13G reporting the beneficial ownership of Common Stock as of December 31, 1994, and the foregoing information is derived from such Schedule 13G. Dimensional is deemed to have beneficial ownership of 1,108,525 shares, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (6) Represents shares subject to a stock option held by Mr. Berkowitz.

 (7) Represents shares subject to a stock option held by Mr. Craig.

 (8) Includes 2,963,226 shares held by Idanta Partners Ltd., of which Mr. Dunn is Managing General Partner, 86,287 shares held by a family trust, of which Mr. Dunn is trustee, and 31,250 shares subject to a stock option held by Mr. Dunn.

 (9) Includes 100,000 shares subject to stock options held by Mr. Edwards.

(10) Includes 1,875 shares held by Mr. Kucha as co-trustee with his wife and 625 shares held as custodian for his children, as to all of which shares Mr. Kucha disclaims beneficial ownership. Also includes 165,431 shares held as co-trustee with his wife as to which shares Mr. Kucha has shared voting and investment power and 96,250 shares subject to stock options held by Mr. Kucha.

(11) Represents shares subject to a stock option held by Mr. Nolan.

(12) Includes 31,250 shares subject to a stock option held by Mr. Sheehan.

(13) Includes 187,500 shares subject to stock options held by Mr. Staciokas. Also includes 8,000 shares held by Mr. Staciokas' wife and 5,375 shares held by his son, as to all of which shares Mr. Staciokas disclaims beneficial ownership.

(14) Includes 5,565 shares held by Mr. Radman's wife, as to which Mr. Radman disclaims beneficial ownership. Also includes 45,825 shares held in trusts as to which Mr. Radman shares voting power, 174,370 shares subject to stock options held by Mr. Radman and 155 shares issuable under the 1991 Stock Purchase Plan.

(15) Includes 112,500 shares subject to stock options held by Mr. Nageshwar and 38 shares issuable under the 1991 Stock Purchase Plan.

(16) Includes 20,570 shares held jointly by Mr. Thompson and his wife, 60,875 shares subject to stock options held by Mr. Thompson and 127 shares issuable under the 1991 Stock Purchase Plan.

(17) Mr. Al-Nasser ceased to serve as an executive officer of the Company effective January 17, 1994. Share ownership is based on the last Form 4 filed by Mr. Al-Nasser and Company records.

(18) Mr. Krumb ceased to serve as an executive officer of the Company effective October 7, 1994.

(19) Includes 2,963,226 shares of Common Stock held by Idanta Partners Ltd. Also includes an aggregate of 881,747 shares subject to stock options and an aggregate of 395 shares issuable under the 1991 Stock Purchase Plan. Excludes shares and options held by Messrs. Krumb and Al-Nasser. See Notes
     (17) and (18).

                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the nine nominees listed below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees are currently directors of the Company. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

NOMINEES

     Set forth below for each nominee are his name and age, his positions with the Company, his principal occupation and business experience during the past five years, and the year of the commencement of his term as a director of the
Company:

     WILLEM H.J. ANDERSEN, age 54, has been a director of the Company since 1994. Mr. Andersen has been a consultant to National Semiconductor Corporation, a semiconductor manufacturer, since its February 1995 acquisition of Comlinear Corporation, also a semiconductor manufacturer. From June 1992 until February 1995, he was Chief Executive Officer and a director of Comlinear Corporation. From November 1986 until June 1992, he was Chief Executive Officer of Laser Magnetic Storage International Company, a designer and manufacturer of optical and tape mass-storage equipment.

     ROBERT P. BERKOWITZ, age 58, has been a director of the Company since 1983. Mr. Berkowitz has been a private consultant since March 1992. From August 1991 until March 1992, he was President and Chief Executive Officer of CimTelligence Corp., a developer of process planning software for the manufacturing industry. Previously, he had been a private investor and a writer since August 1988.

     ANTHONY L. CRAIG, age 49, has been a director of the Company since 1990. Mr. Craig has been Vice President, Worldwide Sales Operations of Digital Equipment Corporation, a computer manufacturer, since October 1993. He was Senior Vice President, International of Oracle Systems Corporation, a computer software company, from June 1992 until June 1993. From March 1992 until June 1992, he was a private investor. Previously, from June 1990 until February 1992, he was President and Chief Executive Officer of C3, Inc., a manufacturer of custom computing workstations. He is a director of Bell Industries, Inc.

     DAVID J. DUNN, age 64, has been Chairman of the Board of Directors since 1980. Mr. Dunn has been Managing General Partner of Idanta Partners Ltd., a venture capital firm, since 1971.

     KIM B. EDWARDS, age 47, has been President, Chief Executive Officer and a director of the Company since January 1994. Mr. Edwards served as President and Chief Executive Officer of Gates Energy Products, Inc., a manufacturer of rechargeable batteries, from March 1993 until December 1993, and previously served in various other executive positions after joining Gates Energy Products, Inc. in January 1987.

     MICHAEL J. KUCHA, age 53, has been a director of the Company since 1980. Mr. Kucha has been President of Melvin C. Dill Co., Inc., a manufacturer of industrial labels, since October 1990. He was a private investor from May 1989 until October 1990. He served as Chief Executive Officer of the Company from January 1987 until May 1989.

     JOHN R. MYERS, age 58, has been a director of the Company since 1994. Since July 1994, Mr. Myers has been Chairman of Garrett Aviation Services, a provider of modification and upgrade services for corporate jet aircraft. From December 1993 to July 1994, he was a private consultant. From June 1992 until October 1993, he was an executive officer of Thiokol Corporation, a manufacturer of rocket motors and specialty fastener devices, initially serving as Chief Operating Officer and later as Chief Executive Officer. From 1980 until 1992, he was President of Textron Lycoming, a producer of piston and turbine engines.

     JOHN E. NOLAN, JR., age 67, has been a director since 1993. Mr. Nolan has been a Partner at the law firm of Steptoe & Johnson since 1963. He is a director of Hooper Holmes, Inc.

     THE HONORABLE JOHN E. SHEEHAN, age 65, has been a director of the Company since 1990. Mr. Sheehan, an entrepreneur since 1976, is a director and the principal stockholder of several of the privately owned enterprises which he founded, including the Johnstown Corporation, a producer of specialty steel products. He is a member of the Board of Trustees for the Harvard Business School Alumni Association and Vice Chair of the Board of Trustees of the U.S. Naval Academy Alumni Association. Mr. Sheehan is a former member, Board of Governors of the Federal Reserve System.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met three times during 1994, to review the effectiveness of the auditors during the annual audit, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The current Audit Committee members are Messrs. Berkowitz (Chairman), Kucha and Nolan.

     The Company has a standing Compensation Committee of the Board of Directors, which is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors and for administering the Company's employee stock option, stock purchase, cash bonus and other employee benefit plans. The Compensation Committee also authorizes stock option grants under the 1987 Stock Option Plan. The Compensation Committee met six times and acted by written consent on fourteen occasions during 1994. The current members of the Compensation Committee are Messrs. Sheehan (Chairman), Andersen and Myers.

     The Company has a standing Nominating Committee of the Board of Directors, which provides recommendations to the Board regarding nominees for director. The Nominating Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Assistant Secretary of the Company, at the principal offices of the Company, who will forward such recommendations to the Nominating Committee for consideration. The Nominating Committee did not meet during 1994. The current members of the Nominating Committee are Messrs. Dunn and Kucha.

     The Company has a standing Executive Committee of the Board of Directors, which reviews certain issues relating to the Company's business between meetings of the full Board of Directors. The Executive Committee met five times during 1994. The current members of the Executive Committee are Messrs. Dunn (Chairman), Craig, Edwards, Kucha and Myers.

     The Board of Directors met six times and acted by written consent on two occasions during 1994. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTORS' COMPENSATION

     The Chairman of the Board receives an annual director's fee of $58,300. Other directors who are not employees of the Company receive a director's fee of $12,720 per year and $530 per meeting attended. In addition, directors who are members of standing committees receive $5,088 per year and $530 per meeting attended (unless a standing committee meeting and a one-day Board meeting are held on the same day, in which case only one $530 payment for attendance is made); the Chairman of the Audit Committee receives an annual fee of $8,000; and the Chairman of the Compensation Committee receives an annual fee of $3,180. Directors who are employees of the Company receive no director's fees. All directors are reimbursed for certain Company-related out-of-pocket expenses.

     In 1994, Fred Wenninger, a former executive officer and director of the Company, received consulting fees from the Company in the aggregate amount of approximately $58,000 for services performed by him related to the disposition of certain discontinued product lines of the Company.

     On January 26, 1995, the Board of Directors adopted the 1995 Director Stock Option Plan (the "1995 Director Plan"). The 1995 Director Plan is intended to replace the 1987 Director Option Plan (the "1987 Director Plan"), all of the options under which have been granted. Under both plans, directors are granted options to purchase shares of Common Stock of the Company upon their initial election as directors. A total of eight directors received options to acquire 31,250 shares under the 1987 Director Plan, at per share exercise prices ranging from $1.20 to $3.50. Under the 1995 Director Plan, if approved, an option to purchase 25,000 shares of Common Stock would be granted to each newly elected director upon his or her initial election at an exercise price equal to the then-current fair market value of the Common Stock. No options have been granted under the 1995 Director Plan. See "APPROVAL OF 1995 DIRECTOR STOCK OPTION PLAN."

EXECUTIVE COMPENSATION

     Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of (i) the Company's Chief Executive Officer during the fiscal year ended December 31, 1994, (ii) the Company's four other most highly compensated executive officers during the fiscal year ended December 31, 1994 who were serving as executive officers on December 31, 1994, and (iii) two former executive officers of the Company who would have been among the executive officers covered by clause

(ii) above but for the fact that they were not serving as executive officers on December 31, 1994 (collectively, the "Named Executive Officers"):

                                                                             LONG-TERM COMPENSATION
                                                                             -----------------------
                                               ANNUAL COMPENSATION
                                       -----------------------------------           AWARDS
                                                                 OTHER       -----------------------
                                                                 ANNUAL      RESTRICTED   SECURITIES    ALL OTHER
           NAME AND                                BONUS      COMPENSATION     STOCK      UNDERLYING   COMPENSATION
      PRINCIPAL POSITION        YEAR    SALARY      (1)           (2)        AWARDS(3)    OPTIONS(4)       (5)
- - ------------------------------- -----  ---------  --------    ------------   ----------   ----------   ------------
Kim B. Edwards(6)..............  1994  $ 240,000  $160,000      $ 79,569(7)    $    0       312,500      $    650
  President, Chief Executive
  Officer
Leon J. Staciokas..............  1994  $ 219,001  $ 76,650            --       $    0             0      $    650
  Senior Vice President, Chief   1993  $ 200,542  $ 30,000            --       $    0             0      $    650
  Internal Operating Officer     1992  $ 194,020  $  3,267            --       $    0             0      $    650
Anton J. Radman, Jr. ..........  1994  $ 168,852  $ 74,090            --       $    0             0      $    650
  Senior Vice President,         1993  $ 155,605  $ 44,990            --       $    0             0      $    650
  Sales & Marketing              1992  $ 146,421  $  2,467            --       $1,617             0      $    650
Srini Nageshwar................  1994  $ 157,326  $ 60,561            --       $    0             0      $ 52,191(8)
  Senior Vice President, Europe  1993  $ 150,801  $      0            --       $    0             0      $ 51,090(8)
                                 1992  $ 144,789  $  2,519      $ 20,153(9)    $1,501             0      $ 50,301(8)
John G. Thompson...............  1994  $ 143,933  $ 33,750            --       $    0             0      $    650
  Vice President, Corporate      1993  $ 129,144  $      0            --       $    0             0      $    650
  Manufacturing                  1992  $ 126,189  $  1,171            --       $  628             0      $    650
Farouk Al-Nasser(10)...........  1994  $  24,528  $250,168(11)         --      $    0             0      $ 76,430(12)
                                 1993  $ 146,302  $749,832            --       $    0             0      $    650
Phillip P. Krumb(13)...........  1994  $ 158,037  $      0            --       $    0             0      $ 78,250(12)
                                 1993  $ 150,482  $      0            --       $    0             0      $    650
                                 1992  $ 157,705  $  2,661            --       $1,739             0      $    650

- - ---------------

 (1) Represents, for 1992, amounts paid under the Company's Profit-Sharing Plan or Executive/Key Contributor Bonus Program and includes profit-sharing amounts the Named Executive Officer elected to forgo receiving in cash and instead apply to the acquisition of Common Stock under the Company's 1991 Stock Purchase Plan. No payments were made for 1993 under the Company's Profit-Sharing Plan or Executive/Key Contribution Bonus Program. The bonus paid to Mr. Staciokas for 1993 was not part of a formal bonus plan. Amounts paid to Mr. Radman in 1993 and Mr. Al-Nasser in 1993 and 1994 reflect payments under the Company's incentive plan for establishing a family of tape products. See "Employment and Severance Agreements." The bonus paid to Mr. Radman in 1994 consists of $15,010 paid pursuant to the tape incentive plan and $59,080 paid pursuant to the 1994 Iomega Incentive Plan. The bonus to Mr. Edwards was awarded pursuant to his employment agreement. See "Employment and Severance Agreements." All other bonus amounts for 1994 were paid pursuant to the 1994 Iomega Incentive Plan.

 (2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

 (3) Represents the dollar amount of the fair market value (determined on the date of grant) of shares of Common Stock issuable to the Named Executive Officers with respect to the year indicated as a "retention premium" under the Company's 1991 Stock Purchase Plan. Such shares vest and are issued in equal annual installments over a period of four years from the date of grant. The following table sets forth for each of the Named Executive Officers the number of retention premium shares deemed awarded in 1992 (which is equal to the maximum number of retention premium shares issuable with respect to such Named Executive Officer's participation in the 1991 Stock Purchase Plan for 1992), the number of unvested retention premium shares as of December 31, 1994 and the value of such shares based on the last reported sale price of the Company's Common Stock on December 30, 1994 ($3.25):

                                                                              TOTAL UNVESTED
                                                                                 RETENTION
                                              MAXIMUM NUMBER OF            PREMIUM SHARES AS OF
                                              RETENTION PREMIUM                  12/31/94
                                               SHARES ISSUABLE            -----------------------
                                                  FOR 1992                NUMBER           VALUE
                                              -----------------           ------           ------
     Mr. Edwards..........................             0                      0            $    0
     Mr. Staciokas........................             0                    105            $  341
     Mr. Radman...........................           347                    522            $1,696
     Mr. Nageshwar........................           323                    269            $  874
     Mr. Thompson.........................           128                    356            $1,157
     Mr. Al-Nasser........................             0                      0            $    0
     Mr. Krumb............................             0                      0            $    0

     The number of retention premium shares vesting for Messrs. Staciokas, Radman, Nageshwar and Thompson in 1995, 1996 and 1997, respectively, are as follows: Mr. Staciokas (105, 0 and 0); Mr. Radman (281, 198 and 43); Mr. Nageshwar (151, 80 and 38); and Mr. Thompson (197, 127 and 32). Since the retention premium shares are not issued until the date they vest, no dividends are payable with respect to such shares while they are not vested.

 (4) Reflects the number of shares covered by options to purchase Common Stock granted during 1994. The Company has never granted any stock appreciation rights ("SARs").

 (5) Except as otherwise indicated, represents the Company's matching contribution under the Iomega Retirement and Investment Savings Plan (the "IRIS Plan").

 (6) Mr. Edwards joined the Company as President and Chief Executive Officer on January 1, 1994.

 (7) Consists of relocation expenses.

 (8) Consists of amounts related to overseas assignment and, for 1994 and 1993, $650 representing the Company's annual matching contribution under the IRIS Plan.

 (9) Consists of relocation expenses of $14,803 and use of a company car valued at $5,350.

(10) Mr. Al-Nasser, who was initially elected as an executive officer of the Company in January 1993, served as President, Iotape, an operating division of the Company, until January 17, 1994.

(11) Represents payments under the Company's incentive plan for establishing a family of tape products, which was created in 1990. See "Employment and Severance Agreements."

(12) Represents severance payments.

(13) Mr. Krumb served as Senior Vice President, Chief Financial Officer and Treasurer of the Company until October 7, 1994.


     Option Grants, Exercises and Year-End Values

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1994:

                                    INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                      ---------------------------------------------                             VALUE
                                      PERCENT OF                                          AT ASSUMED ANNUAL
                                         TOTAL                                                  RATES
                       NUMBER OF        OPTIONS                                            OF STOCK PRICE
                      SECURITIES      GRANTED TO                                            APPRECIATION
                      UNDERLYING       EMPLOYEES       EXERCISE OR                       FOR OPTION TERM(2)
                        OPTIONS        IN FISCAL       BASE PRICE       EXPIRATION      ---------------------
        NAME            GRANTED          YEAR         PER SHARE(1)         DATE            5%          10%
- - --------------------  -----------     -----------     -------------     -----------     --------     --------
Kim B. Edwards......    243,750(3)       33.17%          $ 2.048         01-01-2004     $313,944     $795,596
                          6,250(3)        0.85%          $ 2.048         01-31-2004     $  8,136     $ 20,676
                         62,500(4)        8.50%          $  3.40         11-26-2004     $135,082     $343,263
Leon J. Staciokas...          0          --               --                --             --           --
Anton J. Radman,
  Jr................          0          --               --                --             --           --
Srini Nageshwar.....          0          --               --                --             --           --
John G. Thompson....          0          --               --                --             --           --
Farouk Al-Nasser....          0          --               --                --             --           --
Phillip P. Krumb....          0          --               --                --             --           --

- - ---------------

(1) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.
(3) Options vest 20% per year beginning with the date of grant.
(4) Option vests 25% per year beginning with the first anniversary the date of grant.


     None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 1994. The following table sets forth the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1994:

                                                     NUMBER OF
                                               SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                                AT FISCAL YEAR-END                 AT FISCAL YEAR-END(1)
                                             -------------------------           -------------------------
                  NAME                       EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
- - -----------------------------------------    -------------------------           -------------------------
Kim B. Edwards...........................       50,000/262,500                       $ 60,100/$240,400
Leon J. Staciokas........................      187,500/ 12,500                       $265,500/$      0
Anton J. Radman, Jr. ....................      174,370/  4,375                       $183,212/$      0
Srini Nageshwar..........................       93,750/ 31,250                       $      0/$      0
John G. Thompson.........................       60,875/  3,125                       $ 84,101/$      0
Farouk Al-Nasser.........................            0/      0                       $      0/$      0
Phillip P. Krumb.........................      165,625/  9,375                       $275,275/$      0

- - ---------------

(1) Based on the fair market value of the Common Stock on December 30, 1994 ($3.25), less the option exercise price.


EMPLOYMENT AND SEVERANCE AGREEMENTS

     In connection with his employment as the Company's President and Chief Executive Officer ("CEO") beginning January 1, 1994, the Company entered into an employment agreement with Mr. Edwards. Under this agreement, Mr. Edwards' initial annual base salary was set at $240,000, with the opportunity for a cash bonus of up to $160,000 contingent on the Company's performance. For 1994, Mr. Edwards was guaranteed a minimum bonus of $80,000. The agreement also provided for payment by the Company of relocation-related expenses and the grant of stock options covering 250,000 shares of the Company's Common Stock. The agreement provides for severance pay of up to 12 months of Mr. Edwards' base salary if he is discharged by the Company other than for cause.

     The Company's incentive plan for establishing a family of tape products was created in 1990 when the Company began development of its tape products. In connection with the initial employment in 1990 of Mr. Al-Nasser, the Company agreed to pay Mr. Al-Nasser and the other members of the tape development team a lump sum bonus of approximately $2 million upon the achievement of certain sales milestones. Of this amount, Mr. Al-Nasser was entitled to receive $1 million, and the rest was to be divided among other team members. During 1990, Messrs. Wenninger and Al-Nasser determined the amount of the maximum bonuses payable to the other team members, including one of the Named Executive Officers, Mr. Radman, whose maximum bonus was set at $60,000. In April 1993, the terms of this incentive plan were modified to provide for periodic payments based on achievement of a percentage of the cumulative sales milestones originally set in 1990, rather than a lump sum payment after attainment of such sales milestone. The overall size of the bonus pool was unchanged by the April 1993 modifications. As of April 1994, all amounts payable under the incentive plan had been paid and, accordingly, the incentive plan has terminated.

     Mr. Nageshwar's employment agreement with the Company, which was entered into at the time Mr. Nageshwar became Vice President of European Operations, provides that if the Company terminates Mr. Nageshwar for any reason other than cause within the span of his assignment in Europe, he will be entitled to receive a severance payment equal to six months of his base salary in addition to the reimbursement of certain relocation expenses.

CERTAIN BUSINESS RELATIONSHIPS

     During the year ended December 31, 1994, the Company made payments totalling approximately $16,000 to Beehawk Aviation, Inc. ("Beehawk") for hangar fees and aircraft rental fees pursuant to an agreement entered into by the Company in 1993. Mr. Wenninger is the sole stockholder of Beehawk Aviation, Inc. The Company believes that the terms of its business relationships with Beehawk were no less favorable to the Company than could have been obtained from an unrelated party. The agreement with Beehawk is no longer in effect.

     Mr. Nageshwar's spouse is employed by Iomega as a Human Resource Manager. During 1994, she received salary and other compensation from the Company totalling approximately $69,000.

     In September 1993, the Company made an interest-bearing loan in the amount of approximately $679,000 to Mr. Wenninger. The loan bears interest at 4.5% per annum and is payable in two equal installments on January 1, 1995 and January 1, 1996. At January 15, 1995, approximately $340,000 of the loan remained outstanding.

     In January 1995, the Company made an interest-bearing loan to Mr. Krumb in the principal amount of approximately $283,000. The loan bears interest at 7.75% per annum, and is payable on January 6, 1996. As of January 15, 1995, the entire principal amount remained outstanding.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee, which throughout 1994 was comprised of non-employee directors. From January 1994 to April 1994, the members of the Compensation Committee were Messrs. Sheehan and Milton Rosenberg, whose term as a director expired in April 1994. Since April 19, 1994, the members of the Compensation Committee have been Messrs. Sheehan (Chairman), Andersen and Myers. The Compensation Committee is responsible for approving the compensation package of each executive officer and recommending it to the Board of Directors. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company's other directors, including the input of Mr. Dunn, Chairman of the Board of Directors, who generally attends meetings of the Compensation Committee, and, with respect to the compensation of the Company's other executive officers, Mr. Edwards, the Company's Chief Executive Officer and President.

     The Company's executive compensation program consists of a mixture of base salary, fringe benefits, cash bonuses and stock options. In determining the total amount and mixture of the compensation package for each executive officer, the Compensation Committee and the Board subjectively consider the overall value to the Company of each executive in light of numerous factors such as competitive position, individual performance, including the expected contribution to the Company's goals of each executive officer, and the Company's long-term needs and goals, including attracting and retaining key management personnel.

     The Company determines base salary for all its employees by reference to grade level rankings based on job content. This system was implemented in 1988 with the assistance of an outside consulting group and is updated annually using a broad-based salary survey provided by the same consultant. Since the companies in this salary survey represent a broader cross section of U.S. industrial companies than are included in the CRSP Index for Nasdaq Computer Manufacturers Stocks included in the Stock Performance Graph, in setting salaries for 1994 the Compensation Committee also considered a salary survey, prepared by a second outside consulting group, of technology companies, many of which are included in the CRSP Index for Nasdaq Computer Manufacturers Stocks. For executive officers, the Company targets base salaries to the median of the high technology companies included in these salary surveys. In 1994, the base salaries for the Named Executive Officers were approximately equal to or less than the median for comparable positions (where comparable positions existed) of the companies in these salary surveys. During 1994, other than in the case of Mr. Edwards, who joined the Company in January 1994, and Mr. Thompson, whose base salary was increased in June 1994, the base salaries of the Company's Named Executive Officers remained unchanged from their designated levels at the end of 1993. The increases in base salary reflected in the Summary Compensation Table for Messrs. Staciokas, Radman and Nageshwar for 1994 compared to 1993 reflect the fact that in 1994 the Company did not reduce each executive officer's base salary by 5% as it had in 1993, at which time such amount was withheld on the condition that it would only be paid if the Company met its financial goals for 1993, and also reflect the full year effect of salary increases made during 1993.

     All of the Company's executive officers (other than Mr. Edwards) were eligible to receive cash bonuses under the Iomega Incentive Plan, which was adopted in July 1994 to replace all previous cash incentive programs for top level management. The purpose of the plan was to provide financial incentives for accomplishing Company goals relating to new product development, cost reductions for current products, and revenue and profit growth deemed critical to the Company's restructuring plans. Under the plan, each eligible participant was assigned a bonus target, which represented a specified percentage of the participant's base salary as of July 1, 1994, and was assigned to one or more program goals, each of which had associated with it various payoff percentages tied to the Company's level of success in achieving the goal. Each of the Company's executive officers was made part of the "Corporate Sales & Profit" team, whose goals related to second half pretax profits and sales. In addition, Mr. Nageshwar was made part of the "Europe" team, whose goals related to second half net operating profit and operating margin of the Company's European operations, and Mr. Thompson was made part of the "Product Cost Reduction" team, whose goals related to percentage reduction in product costs and cumulative dollar savings in product costs during the second half of 1994. Participation for Messrs. Nageshwar and Thompson was weighted 50% for each of the two teams of which they were a part. The bonus target percentage, which was based on grade level ranking, was 35% for Messrs. Radman, Staciokas and Nageshwar and 30% for Mr. Thompson. Payouts under the plan for the Named Executive Officers, which could range from 0% to 196% of target bonus, were objectively determined in January 1995 based on the level of achievement of the specified goals.

     As described under the caption "Employment and Severance Agreements", all of the bonus paid in 1994 to Mr. Al-Nasser and a portion of the bonus paid in 1994 to Mr. Radman were made pursuant to the Company's incentive plan for establishing a family of tape products, which was originally adopted by the Company in 1990. Such payments were not made as the result of any decision or policy of the Committee.

     In connection with his employment as the Company's new President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Edwards, which provided for an initial base salary of $240,000, a bonus of up to $160,000, of which $80,000 was guaranteed for 1994, and a grant of options to acquire 250,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. See "Employment and Severance Agreements." The agreement was the result of negotiations between Mr. Edwards and Mr. Dunn, and was unanimously approved by the Company's Board of Directors. The Compensation Committee believes that Mr. Edwards' employment agreement fairly and reasonably compensates him in relation to his responsibilities and the Company's compensation practices. In October 1994, the Compensation Committee granted Mr. Edwards an option to acquire an additional 62,500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In January 1995, the Compensation Committee awarded Mr. Edwards the maximum bonus he was entitled to under his employment agreement ($160,000), based on his excellent performance during 1994. The amount of the bonus and the additional option grant were both subjectively determined by the Compensation Committee.

     In 1994, the Compensation Committee continued its policy, which was adopted in November 1992, of not granting any stock options except for recruiting key personnel and in other special circumstances. This decision was made because the Committee believed granting additional options would have a dilutive effect on the Company's stockholders which was not in the Company's best interest. Consistent with this determination, the Company did not grant any new stock options to the Named Executive Officers during 1994, other than to Mr. Edwards, who joined the Company in January 1994.

     The Company does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The Compensation Committee intends to review the potential affect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

                                          The Honorable John E. Sheehan
                                          Willem H.J. Andersen
                                          John R. Myers

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "CRSP Nasdaq Index") and (ii) the CRSP Index for Nasdaq Computer Manufacturers Stocks (the "CRSP Computer Index"). This graph assumes the investment of $100 on December 29, 1989 in the Company's Common Stock, the CRSP Nasdaq Index and the CRSP Computer Index and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1990, 1991, 1992, 1993 and 1994.

      Measurement Period          Iomega Cor-     CRSP Nasdaq      CRSP Com-
    (Fiscal Year Covered)          poration          Index        puter Index
         12/29/89                   $100.0          $100.0          $100.0
         12/31/90                    175.5            84.9           106.5
         12/31/91                    277.6           136.3           149.1
         12/31/92                    240.8           158.6           200.4
         12/31/93                     83.7           180.9           189.9
         12/30/94                    132.7           176.9           208.6

                  APPROVAL OF 1995 DIRECTOR STOCK OPTION PLAN

     On January 26, 1995, the Board of Directors adopted, subject to stockholder approval, the Company's 1995 Director Stock Option Plan (the "1995 Director Plan"). The purpose of the 1995 Director Plan is to encourage ownership of stock of the Company by outside directors whose continued services are essential to the Company's future progress, and to provide them with an incentive to continue as directors of the Company. The 1995 Director Plan is intended to replace the Company's 1987 Director Option Plan, all of the options under which have been granted.

     The Board of Directors believes that the 1995 Director Plan will help the Company to attract and retain qualified outside directors and will provide further incentive to directors as a result of their equity interest in the Company. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE APPROVAL OF THE 1995 DIRECTOR PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE 1995 DIRECTOR PLAN.

SUMMARY OF THE 1995 DIRECTOR PLAN

     A total of up to 200,000 shares of Common Stock may be issued upon the exercise of options granted under the 1995 Director Plan. Any shares subject to options granted pursuant to the 1995 Director Plan which terminate or expire unexercised will be available for future grants under the 1995 Director Plan. Only directors of the Company who are not employees of the Company or any subsidiary corporation will be eligible to receive options under the 1995 Director Plan. All options granted under the 1995 Director Plan will be nonstatutory stock options, not entitled to the tax treatment provided for under
Section 422 of the Internal Revenue Code.

     If the 1995 Director Plan is approved by the Company's stockholders, each outside director who is initially elected to the Board of Directors will be granted, on the date of such election, an option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. On February 28, 1995, the fair market value of the Common Stock, based on the last reported sales price of the Common Stock on the Nasdaq National Market on such date, was $6.375 per share. The Company currently has eight outside directors (which number may change in the future).

     Because non-employee directors receive grants under the 1995 Director Plan only upon initial election to the Board of Directors, no current director will receive options under the 1995 Director Plan.

     Each option will become exercisable (or "vest") on a cumulative basis in five equal annual installments of 5,000 shares beginning on the first anniversary of the date of grant, provided the optionee continues to serve as a director on such dates. In the event of a merger, reorganization or sale of the Company's assets, the options may be terminated following notice to the holder, or may be assumed by a surviving entity, if any. Unexercised options expire ten years after the date of grant. Options will not be transferable or assignable other than, upon the death of the optionee, to a representative specified by the optionee in writing to the Company within the term of the option; provided that, in the event Rule 16b-3 is amended at any time to permit options intended to qualify under Rule 16b-3 to be transferable to a greater extent than was permitted on the date the 1995 Director Plan was adopted by the Company's Board of Directors, then the Board of Directors is authorized, without any further stockholder approval, to amend the 1995 Director Plan and/or any options then outstanding thereunder to permit options granted under the 1995 Director Plan to be transferable to the full extent permitted by Rule 16b-3, as so amended.

     The Board of Directors may suspend or discontinue the 1995 Director Plan or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company, no amendment may (i) change the number of shares subject to the 1995 Director Plan, (ii) change the designation of directors eligible to receive options under the 1995 Director Plan or (iii) materially increase the benefits accruing to participants in the 1995 Director Plan. Also, the Board may not amend the provisions regarding the directors eligible to receive options, the number of shares subject to the options, or the pricing or timing of options more than once in six months, except to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

FEDERAL INCOME TAX CONSEQUENCES

     No taxable income is recognized by the optionee upon the grant of an option granted under the 1995 Director Plan. Generally, the optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies for this year's Annual Meeting of Stockholders, at a cost to the Company of approximately $5,000 plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

     Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal office in Roy, Utah not later than November 8, 1995 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          DONALD R. STERLING, Secretary

March 7, 1995

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                              IOMEGA CORPORATION

                       1995 DIRECTOR STOCK OPTION PLAN

1.      PURPOSE

        The purpose of this 1995 Director Stock Option Plan (the "Plan") of Iomega Corporation (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue as directors of the Company.

2.      ADMINISTRATION

        (a) The Board of Directors, or a Committee (the "Committee") consisting of two or more directors of the Company, shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors or the Committee and such determination shall be final and binding upon all persons having an interest in the Plan.

        (b) The Plan is intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). To the extent any provision of the Plan or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

3.      PARTICIPATION IN THE PLAN

        Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.      STOCK SUBJECT TO THE PLAN

        (a) The maximum number of shares which may be issued under the Plan shall be two hundred thousand (200,000) shares of the Company's Common Stock, subject to adjustment as provided in
Section 9 of the Plan.

        (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

        (c) All options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as it may be amended from time to time (the "Code").

        (d) Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.      TERMS, CONDITIONS AND FORM OF OPTIONS

        Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors or Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

        (a) OPTION GRANTS. Each person who first becomes a member of the Board of Directors of the Company from and after the adoption of the Plan by the Board of Directors of the Company shall be granted, on the date that he is first elected to serve as such a director, an option to purchase 25,000 shares of Common
Stock under the Plan.

        (b) OPTION EXERCISE PRICE. The option exercise price for each option granted under the Plan shall equal the last reported sales price of the Company's Common Stock on the Nasdaq National
Market on the date of grant of such option.

        (c) OPTIONS NON-TRANSFERABLE. Subject to Section 10(b), each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by the optionee. Subject to
Section 10(b), no option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during the optionee's lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

        (d) PERIOD OF OPTIONS. No option shall be exercisable after the expiration of ten (10) years from the date upon which such option is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided.

        (e) EXERCISE OF OPTIONS. Options shall become exercisable in five equal annual installments, commencing one year from the date of grant, provided the holder of such option continues to serve as a director of the Company. Options may be exercised only by written notice to the Company at its principal office accompanied by (i) payment in cash or by certified or bank check of the full consideration for the shares as to which they are exercised, (ii) delivery of outstanding shares of the Company's Common Stock (which, in the case of shares acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercises equal to the option exercise price, or (iii) an irrevocable undertaking, in a form satisfactory to the Company, by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or delivery of irrevocable instructions, in a form satisfactory to the Company, by the optionholder to a broker to deliver promptly to the Company cash or a check sufficient to pay the exercises price.

        (f) EXERCISE BY REPRESENTATIVE FOLLOWING DEATH OF DIRECTOR. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do do within the term of the option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

6.      ASSIGNMENTS

        The rights and benefits under the Plan may not be assigned except for the designation of a beneficiary as provided in Section 5.

7.      TIME FOR GRANTING OPTIONS

        All options for shares subject to the Plan shall be granted, if at all, not later than ten (10) years after the approval of the Plan by the Company's stockholders.

8.      LIMITATION OF RIGHTS

        (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

        (b) NO STOCKHOLDERS' RIGHTS FOR OPTIONS. An optionee shall have no rights as a stockholder with respect to the shares covered by such optionee's options until the date of the issuance to such optionee of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

        (c) COMPLIANCE WITH SECURITIES LAWS. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition to, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction or such condition shall have been effected or obtained on conditions acceptable to the Board of Directors.

9.      CHANGES IN COMMON STOCK

        (a) If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or if additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution or transaction with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to then outstanding options under the Plan and (iii) the price for each shares subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. No fractional shares will be issued under the Plan on account of any such adjustments.

        (b) In the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, either (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), or (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the optionee within a specified number of days following the date of such notice.

10.     AMENDMENT OF THE PLAN

        (a) The Baord of Directors or Committee may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section 9), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan and further provided that the provisions of the Plan regarding the directors eligible to receive options or which state the amount and price of securities to be awarded under the Plan, specify the timing of awards under the Plan or set forth a formula that determines the amount, price and timing may not be amended more than once in any six-month period, except to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

        (b) In the event Rule 16b-3 shall at any time be amended to permit options intended to qualify under Rule 16b-3 to be transferable to a greater extent than is permitted on the date of adoption of the Plan by the Board of Directors, then the Board of Directors or the Committee shall be authorized, without any requirement for further stockholder approval, to amend the Plan and/or any options then outstanding under the Plan to permit options granted under the Plan to be transferable to the full extent permitted by Rule 16b-3, as so amended.

11.     NOTICE

        Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and shall become effective when it is received.

12.     GOVERNING LAW

        The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.


                                Adopted by the Board of Directors
                                on January 26, 1995.

                                Approved by the stockholders
                                on ______________________, 1995.

PROXY                          IOMEGA CORPORATION                          PROXY
   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 1995
    The undersigned, revoking all prior proxies, hereby appoint(s) Kim B. Edwards and Donald R. Sterling, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Iomega Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the principal office of the Company, 1821 West Iomega Way, Building 1, Roy, Utah 84067 on Tuesday, April 25, 1995 at 1:00 p.m., local time, and at any adjournment thereof.
    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
    This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate his intent to vote in person.
    1. To elect the following nine directors (except as marked below):
         Willem H.J. Andersen, Robert P. Berkowitz, Anthony L. Craig, David J. Dunn, Kim B. Edwards, Michael J. Kucha, John R. Myers, John E. Nolan, Jr., The Honorable John E. Sheehan
/ / FOR ALL NOMINEES             / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
/ / FOR ALL NOMINEES EXCEPT THE FOLLOWING (TO WITHHOLD AUTHORITY TO VOTE FOR ANY
    INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME BELOW):
    2. To approve the Company's 1995 Director Stock Option Plan.
                / / FOR          / / AGAINST         / / ABSTAIN
    3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

                / / FOR          / / AGAINST         / / ABSTAIN

     THIS PROXY IS SOLICITED ON BEHALF
 OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                Please sign exactly as name
                                                appears hereon. When shares held
                                                by joint owners, both should
                                                sign. When signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, please give title
                                                as such. If a corporation or a
                                                partnership, please sign by
                                                authorized person.

                                                Signature:
                                                Date:
                                                Signature:
                                                Date: